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                                                                     EXHIBIT 2.2


                            SHARE PURCHASE AGREEMENT




THIS SHARE PURCHASE AGREEMENT, entered into on this 27 day of February, 1998, by and among Irina Karlsson, a Finnish national residing in Vantaa and Jarmo Rouvinen, a Finnish national residing Helsinki (the "Sellers") and FSA Combination Corp., a corporation organized and existing under the laws of Delaware, United States of America (the "Purchaser"). The Purchaser is a one hundred per cent (100%) subsidiary of Network Associates, Inc. ("NAI"), a corporation organized and existing under the laws of Delaware, United States of America.

WITNESSETH:

WHEREAS, the Sellers in the aggregate own one hundred per cent (100%) of the issued and outstanding shares in Nordic Lan Tools Oy, a Finnish company engaged in the business of the import and sale of EDP-hardware and software as well as the consulting, training and programming related to EDP, having its registered office in Vantaa, Finland (the "Company");

WHEREAS, the Purchaser is willing to acquire all of the issued and outstanding shares in the Company and the Sellers are willing to sell and transfer such shares to the Purchaser subject to the terms and conditions hereinafter set forth.


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NOW, THEREFORE, the Parties hereby agree as follows:

1.    DEFINITIONS

      As used in this Agreement, unless expressly otherwise stated or evident in the context, the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa and references to Schedules and Sections shall mean Schedules and Sections of this Agreement:

1.1   "ACCOUNTS"              shall mean the statutory audited profit and loss
                              statement and balance sheet of the Company including the notes thereto as at the Accounts
                              Date, together with the accompanying manage-ment's report as well as the auditors' statutory report, attached hereto as SCHEDULE 1.1.

1.2   "ACCOUNTS DATE"         shall mean 31 December 1997.

1.3   "AGREEMENT"             shall mean this Share Purchase Agreement and the
                              Schedules hereto.

1.4   "ACCOUNTING             Shall mean the accounting principles in accordance
      PRINCIPLES"             with applicable Finnish laws and generally applied
                              Finnish accounting standards, as consistently applied by the Company.

1.5   "BUSINESS"              shall mean the business of import and sale of
                              EDP-hardware and software as well as consulting, training and programming related to EDP as presently carried out by the Company, including the assets and rights of whatever nature, relating to such business.


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1.6   "CLOSING"               shall mean the consummation of the transaction as
                              contemplated in Section 5.

1.7   "CLOSING DATE"          shall mean 27 February, 1998 or such later date as
                              specified in Section 5.1.

1.8   "COMPANY"               shall mean Nordic Lan Tools Oy, a Finnish com-
                              pany entered in the Trade Register under No.
                              536.650.

1.9   "DISCLOSURE LETTER"     shall mean the Disclosure Letter of even date
                              herewith referred to in Section 6.

1.10  "NET ASSET VALUE"       shall mean the difference in the aggregate value
                              of the assets and the liabilities of the Company calculated on the basis of the Accounts and determined as provided in Section 3.3.

1.11  "ORDINARY COURSE OF     shall mean the ordinary course of business of the
       BUSINESS"              Company consistent with past customer and business
                              practices and always in accordance with good and sound business practice.

1.12  "PARTY"                 shall mean the Purchaser or the Seller, as the
                              context may require, and "PARTIES" shall be construed accordingly.

1.13  "PURCHASE PRICE"        shall mean the aggregate purchase price of the
                              Shares in accordance with Section 3.

1.14  "PURCHASER"             shall have the meaning as set out in the
                              introductory paragraph hereof.


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1.15. "PURCHASER'S            shall mean CPA Lars Blomqvist of Coopers &
      ACCOUNTANTS             Lybrand Oy.

1.16  "RELATED                shall mean the agreements referred to in Section
      AGREEMENTS"             9.1.

1.17  "SELLERS"               shall have the meaning as set out in the
                              introductory paragraph hereof. Ms. Irina Karlsson is the owner of fifty-seven per cent (57%) and Mr. Jarmo, Rouvinen of forty-three per cent (43%) of the issued and outstanding shares of the Company.

1.18  "SHARES"                shall mean the shares to be transferred by the
                              Sellers to the Purchaser as contemplated herein, representing all of the issued and outstanding shares of the Company, each such share with a nominal value of FIM 100.

1.19 "SHARE TRANSFER          shall mean the agreement referred to in Section
     AGREEMENT"               5.4(d).

1.20 "TAXES"                  shall mean all income tax, value added tax and any
                              other taxes and similar charges (including, in particular, social security charges) imposed by any authority, including all penalties and interest.

2.    OBJECT OF THE TRANSACTION

      Upon the terms and subject to the conditions set forth herein, and in reliance upon the representations, warranties, assurances and undertakings made herein by each Party to the other Party, the Sellers hereby agree to sell and the Purchaser hereby agrees to purchase Company as represented by the Shares as of the Closing Date.


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3.    PURCHASE AND SALE OF COMPANY SHARES


3.1   PURCHASE PRICE

      (a) The purchase price for the Shares (the "Purchase Price", subject to Section 3.2, shall be US dollars one million eight hundred thousand (USD 1,800,000).

      (b) The Purchase Price shall be paid at the Closing by the delivery to the Sellers of the number identified in 3.1.(c) below of shares of common stock of Network Associates, Inc. ("NAI-Shares").

            The NAI-Shares shall be allocated among the Sellers as follows:

            Irina Karlsson: fifty-seven per cent (57%) of the NAI-Shares. Jarmo Rouvinen: forty-three per cent (43%) of the NAI-Shares.

      (c) For the purpose of calculating the number (rounded in aggregate to the nearest whole share) of the Purchaser's shares constituting the NAI Shares as defined in Section 3.1.(b) above, the Parties agree to divide the Purchase Price by the average closing bid price of an NAI-share as quoted on the NASDAQ for a day ending on the 2nd to last day prior to the Closing.

      (d) At the Closing, from the NAI-Shares otherwise deliverable pursuant to this Section 3.1, Purchaser shall deposit a number of shares corresponding to 10% of the Purchase Price calculated as stated in 3.1.(c) above into escrow pursuant to the escrow agreement ("Escrow Agreement") substantially in the form attached hereto as SCHEDULE 3.1.(d).

      (e) The Purchaser has informed the Sellers of the tradeability of the NAI-Shares as provided for in SCHEDULE 3.1(e).

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3.2   NET ASSET VALUE

      The Purchase Price shall be adjusted on a dollar to dollar basis to the extent the Net Asset Value calculated as provided in Section 3.3. is less than five hundred thousand US Dollars (USD 500,000).

3.3.  ACCOUNTS AND DETERMINATION OF NET ASSET VALUE

      (a) As promptly as practicable after the signing of this Agreement and no later than 20 days following the Closing Date, the Sellers shall prepare and deliver to the Purchaser and the Purchaser's Accountants calculation of the Net Asset Value.

      (b) The Purchaser's Accountants shall verify the Accounts and the Net Asset Value and shall for such purpose have access to all the records and book-keeping material relating to the Company to the extent required for the purposes of such verification. The Purchaser may dispute the Accounts and/or the Net Asset Value by notifying the Sellers in writing of the amount(s) in dispute and the basis for such dispute within thirty (30) days from the receipt of the Accounts.

      (c) The Purchaser and the Sellers shall in good faith endeavour to resolve any dispute under Section 3.3 (c) above within thirty (30) days from the date of receipt by the Sellers of the Purchaser's written notice of dispute, failing which the matter shall be resolved according to Section 10.9 hereunder.

      (d) Any adjustment of the Purchase Price based on a shortfall of the Net Asset Value shall carry interest at the rate of ten per cent (10%) p.a. from the Closing Date until the date of actual payment.

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4.    TRANSFER OF TITLE

      The full and unrestricted ownership and title to the Shares shall pass from the Sellers to the Purchaser at the Closing on the Closing Date simultaneously with the fulfillment and completion of the Closing procedures set forth in Section 5.

5.    CLOSING

5.1   THE CLOSING

      The Closing shall take place on the Closing Date starting at 15.00 p.m. at the offices of Messrs Roschier-Holmberg & Waselius, Keskuskatu 7 A, Helsinki.

5.2   PURCHASER'S CONDITIONS PRECEDENT

      The obligation of the Purchaser to close hereunder shall be subject to the fulfillment, on or before the Closing Date, of each of the following conditions (to the extent not waived by the Purchaser) and all of which that require documentation shall be in form and substance satisfactory to the Purchaser and its counsel in their reasonable judgement:

(a)   New Information

      The Purchaser shall not have become aware of any new information between the date hereof and the Closing Date which in the Purchaser's reasonable judgement would have a material adverse effect on the Company or the Business.

(b)   Warranties True and Sellers' Certificate

      The representations, warranties and assurances given by the Sellers in
      Section 6. shall be true and correct on and as of the Closing Date with the same effect as though such representation, warranties and assurances had been made on


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      and as of such date and Sellers shall have delivered to the Purchaser a certificate, dated at the Closing Date, to such effect.

(c)   Board of Directors

      The present members of the Board of Directors of the Company shall, to the extent required by the Purchaser, as of the Closing Date have been substituted with new members appointed by the Purchaser.

(d)   Authority Approvals

      The Purchaser, the Sellers or the Company, as the case may be, shall have obtained all necessary authorizations, approvals and consents from all relevant authorities in Finland, the United States, the European Union or elsewhere, as the case may be, required for the lawful and valid consummation of the transactions contemplated hereunder.

(e)   Board Approval

      The consummation of the transactions contemplated hereby shall have been approved by the Board of Directors of the Purchaser.

(f)   Corporate Action

      All corporate action necessary for the lawful and valid consummation of the transactions contemplated hereby shall have been duly taken by the Company and shall be in full force and effect.

(g)   Related Agreements

      The Purchaser, the Sellers and, as appropriate, the Company and/or any other relevant party shall have entered into the Related Agreements and all the conditions precedent for the entry into force of such agreements shall have been fulfilled.


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(h)   The Company shall have been released from all guarantees and other undertakings referred to in Section 9.3.

(i) The Purchaser and NAI believe that, based on consultation with its independent accountants and in the light of the financial due diligence performed in the Company, that the transactions contemplated in this Agreement and the Related Agreements can be accounted for as a pooling of interests pursuant to US GAAP.

5.3   SELLERS' CONDITIONS PRECEDENT

      The obligation of the Sellers to close hereunder shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions (to the extent not waived by the Sellers) and all of which that require documentation shall be in form and substance satisfactory to the Sellers and their legal counsel in their reasonable judgement:

(a)   Warranties True

      The representations, warranties and assurances given by the Purchaser in
      Section 7. shall be true and correct on and as of the Closing Date with the same effect as though such representations, warranties and assurances had been made on and as of such date.

(b)   Corporate Action

      All corporate action necessary for the lawful and valid consummation by the transactions contemplated hereby shall have been duly taken by the Purchaser and shall be in full force and effect.

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(c)   Authority Approvals

      The Purchaser, the Sellers or the Company, as the case may be, shall have obtained all necessary authorizations, approvals and consents from all relevant authorities in Finland, the United States, the European Union or elsewhere, as the case may be, required for the lawful and valid consummation of the transactions contemplated hereunder.

(d)   Related Agreements

      The Purchaser, the Sellers and, as appropriate, the Company and/or any other relevant party shall have entered into the Related Agreements and all the conditions precedent for the entry into force of such agreements shall have been fulfilled.

5.4   DELIVERIES AT CLOSING

      At the Closing

      (a) the Sellers shall sell, transfer and convey to the Purchaser the Shares and release and deliver to the Purchaser the share certificates corresponding to the Shares duly endorsed in blank in a manner provided for in SCHEDULE 5.4(a), as well as all other documents, if any, required for the valid and effective transfer and registration of the title to the Shares in the name of the Purchaser;

      (b) the Sellers shall convey to the Purchaser the share and shareholders' registers of the Company;

      (c) the Purchaser shall deliver to each of the Sellers the consideration as referred to in Section 3.1(b), less any reduction to the Purchase Price pursuant to Section 3.2, to the extent known as of the Closing Date in a manner provided for in SCHEDULE 5.4(a);


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      (d)   the Parties shall execute the Share Transfer Agreement effecting the transfer of the Shares, in the form set forth in SCHEDULE 5.4(d)

      (e) any other document, condition, amount or matter herein called for to be produced, delivered, released, paid or fulfilled at the Closing as a condition precedent shall be so produced, delivered, released, paid and fulfilled.

5.5   BEST EFFORTS TO CLOSE

      The Parties shall use their respective best efforts to cause all necessary action to be taken in order to have all the conditions precedent for the Closing to be fulfilled as promptly as practicable and to have all deliveries made timely and properly as provided in Section 5.4.

6.    REPRESENTATIONS, WARRANTIES AND ASSURANCES OF THE SELLERS

      The Sellers acknowledge that the Purchaser is entering into this Agreement in reliance on the representations, warranties and assurances (the "Warranties") hereby given by the Sellers to the Purchaser being true and correct both on the date hereof and on the Closing Date and consequently the Sellers hereby represent, warrant and assure that the statements set out in this Section 6. are true and correct both on the date hereof and at the Closing.

      The liability of the Sellers under, and the rights and remedies of the Purchaser in respect of, the Warranties shall not be affected by any knowledge of the Purchaser as a result of the Purchaser's examination of the Company or otherwise, but only the facts, matters, occurrences or events disclosed by the Sellers in the Disclosure Letter attached hereto as SCHEDULE 6. shall constitute exceptions to the Warranties for which the Sellers are not liable. Accordingly, the Sellers shall not be deemed to be in breach of the Warranties only to the extent a fact, matter, occurrence or event has been specifically disclosed to the Purchaser in the Disclosure Letter.

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6.1   ORGANIZATION, GOOD STANDING

The Company is a corporation duly organized, validly existing and in good standing under the laws of Finland, and has full power to carry on the Business as now being conducted.

6.2   RECORDS AND DOCUMENTATION

      (a) True, complete and current copies of the Articles of Association and registration certificates of the Company are attached hereto as
            SCHEDULE 6.2 (a).

      (b) All corporate documentation of the Company, including, without limitation, share registers, minutes of the board of directors' meetings and shareholders' meetings, exists and is safely kept, correct, complete and up-to-date.

      (c) The Company has filed its annual reports with the relevant authorities, as required and the information set forth therein is true, accurate and complete.

      (d) The books and records relating to the purchase of materials and supplies, manufacture or processing of products or services, sales of products and services, dealings with customers, invoices, customer lists, inventories, supplier lists, personnel records and taxes of the Company are accurate and have been maintained consistent with good business practices and are in the possession of the Company.

6.3   TITLE AND AUTHORITY TO TRANSFER THE SHARES; CAPITALIZATION

      (a) The Sellers own all the shares of the Company and have full power, capacity and authority to sell and transfer the Shares and to perform all other undertakings set forth in this Agreement and the Related Agreements. The Shares are freely transferable to the Purchaser and are free

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            and clear of all restrictions on the ability to vote the Shares. The
            Shares are not subject to claims, options, liens, charges and other encumbrances of any kind.

      (b) The execution of this Agreement and the Related Agreements and the consummation of the transaction contemplated herein and the fulfillment of the terms hereof, will not result in a breach of any judgement, decree or order of any court or governmental body, any applicable law or the Articles of Association of the Company or any contract binding on the Sellers or the Company.

      (c) The Shares have been duly authorized, legally and validly issued and are fully paid. There are no outstanding obligations, warrants, options, depository receipts, subscriptions, pre-emptive rights, contracts or agreements to which the Sellers or the Company are bound, providing for the issuance of any additional shares of the Company.

      (d) The Company does not own any interest, directly or indirectly, in any corporation, partnership or other legal entity and does not have any, branch office.

6.4   THE ACCOUNTS

      The Accounts are complete and correct in all respects and truly and correctly reflect the results of operation, the financial condition, the assets and liabilities of the Company as at the Accounts Date and have been prepared in conformity with the Accounting Principles.

      In particular, the Accounts include provision in full for all liabilities which the Company has or may incur in the future deriving from any event, act or occurrence before the Accounts Date or the Closing Date, as the case may be (including, without limitation, any liabilities for vacation salaries and premiums, taxes, pension, retirement or similar obligations); they do not overstate

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      the value of any assets; and they include provision for all warranty claims and for bad and doubtful debts.

6.5   ASSETS AND PROPERTIES

      (a) The Company has exclusive title to the assets recorded in the Accounts except for such assets which have been sold at ordinary market terms in the Ordinary Course of Business after the Accounts Date. None of the assets are subject to any liens, mortgages, charges or other encumbrances, except as noted in the Accounts.

      (b) The Company owns or leases, and will following the consummation of the transactions contemplated herein continue to own and lease all the assets and rights, including intellectual property, and produces all services required to conduct the Business as currently conducted on a stand alone basis and without the necessity to acquire additional assets or services not provided in this Agreement or the Related Agreements at additional cost.

      (c) All the stock and inventory of the Company including work in progress, are within specifications and of merchantable quality. In addition to what will be properly accrued and accounted for in the Closing Accounts, there are no obsolete or slow moving inventories.

      (d) The present use of the building used by the Company is not restricted by any material restriction or condition and conform to, fire and safety regulations, to the requirements of the relevant local authorities and to all statutes governing the property or use thereof. All requisite permissions have been obtained and are valid and subsisting for all developments or alterations to or other works on or in relation to any of the properties and all conditions or restrictions imposed in or by any such permissions have been complied with and nothing further remains to be done thereunder.

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      There is no material physical defect in any part of the properties or any structure thereon and all structures thereon are in good and substantial repair and condition and fit for the purpose for which they are currently used having regard to their age and normal wear and tear.

6.6   INTELLECTUAL PROPERTY

      (a) The Company owns all intellectual property (the "Intellectual Property") necessary to manufacture the products presently manufactured and produce the services presently produced, and to distribute and sell such products and services in any country where business presently is conducted.

      (b) The Intellectual Property comprises all such rights necessary to permit the operation of the Business as now being conducted. None of the Intellectual Property is subject to any outstanding order, judgement, lien, encumbrance or attachment. There are no pending or threatened proceedings, litigation or other adverse claims affecting any part of the Intellectual Property, and no person or entity is infringing the Company's rights to the Intellectual Property.

      (c) There is no claim of infringement, violation or breach by the Company of any domestic or foreign patents, trademarks, copyrights or other intellectual property rights owned or controlled by others (collectively "Others' Intellectual Property"). There is no basis upon which a claim can successfully be asserted against the Company for infringement, violation or breach of any part of Others' Intellectual Property.

      (d) No employee of the Company is employed in violation of any non-disclosure or non-competition agreement.

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6.7   ACCOUNTS RECEIVABLE

      All of the receivables of the Company are good and fully collectible within ninety (90) days from the date when they become due and payable at the recorded amounts together with interest thereon.

6.8   PRICING OF CONTRACTS

      All the tenders and contracts binding on the Company have been priced as required by good and sound business practice and allowing for a reasonable profit.

6.9   COMPLIANCE

      (a) All authorizations and approvals necessary for the due conduct of the Business have been duly obtained and are in full force and effect, and the entry into and the consummation of this Agreement will not cause any termination, revocation, suspension or modification thereof, nor has there been any violation of any such authorizations or approvals of any terms thereof.

      (b) The Company has been and is in full compliance with all laws and regulations applicable to it, including terms and condition set in any authorizations and approvals, and with the requirements of all applicable agencies and authorities, and the Company has obtained all applicable authorizations and approvals which are required under all of such laws.

6.10  INSURANCE

      Attached hereto as SCHEDULE 6.10 are true and complete copies of all the insurance policies, currently in effect in respect of the Business and the Assets (the "Insurance Policies"). The Insurance Policies of the Company provide the types and amounts of insurance coverage normal and customary for similar companies in Finland.


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6.11  AGREEMENTS, CONTRACTS AND COMMITMENTS


      (a)   The Company is not a party to, or bound by:

            (i) any option, joint venture, co-operation, license, agency, distribution, lease or any other material agreement other than those listed in SCHEDULE 6.11(a)(i), copies of which have been made available to the Purchaser;

            (ii) any consultancy agreement, contract, understanding or relationship with any officer, employee or individual or any such agreement, contract, understanding or relationship that contains any severance or termination pay liabilities or obligations;

            (iii) any agreement or contract outside the Ordinary Course of
                  Business which involves the payment of cash or other property, an unperformed commitment, or goods or services;

            (iv) any power of attorney or any agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of the Company;

            (v) any loan or credit arrangement or guarantee providing for the borrowing or potential borrowing by the Company (or the guarantee by the Company of any sum) other than those listed in SCHEDULE 6.11(a)(v).

      (b) All agreements or contracts to which the Company is a party are valid, binding and enforceable in accordance with their respective terms. The Company is not in default in any material respect in the performance of any of its obligations under any agreement or contract and no event has occurred which (whether with or without notice, lapse of time, or both) would constitute a default thereunder by the Company. The execution

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            and the delivery of this Agreement and the Related Agreements nor the consummation of the transactions contemplated hereby will not conflict with, result in breach of, constitute a default under or result in the acceleration of, terminate, modify or cancel or require any notice under any agreement or other arrangement to which the Company is bound to.

6.12  EMPLOYMENT AND PENSION AGREEMENTS

      (a) A true, complete and current list of all employments of the Company and the salaries, wages and fringe benefits paid or granted to the employees of the Company at the date hereof are set forth in
            SCHEDULE 6.12(a) and there have been no increases in salaries, wages and fringe benefits of such employees after the Accounts Date.

      (b) No employee has announced his or her termination of his or her position or employment with the Company.

      (c) Full provision has been made in the Accounts and will, in due course, be made in the Closing Accounts, for the full amount of all present and future liabilities in respect of employment or pension undertakings to be paid to current or former directors, officers or other employees of the Company.

      (d) The Company has not received notice, which notice remains current, of any claim that it has not complied with any employment, labour or related laws.

      (e) The Company has neither signed, nor is it liable under any policy of any life or alike personal insurances in excess of compulsory insurances, nor do any of the employees of the Company enjoy any other benefits in excess of benefits provided by mandatory law.

      (f) There are no pending or current and no threatened claims or labour litigation in respect of the Company. No negotiations are required to be

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            held by the Company with trade unions under collective bargaining agreements or otherwise as a result of the transaction contemplated by this Agreement and no information relating thereto is required to be conveyed to such trade unions under collective bargaining agreements or otherwise.

6.13  CLAIMS; LITIGATION

            The Company has not been served with any summons or notice to arbitrate and there are no actions, arbitrations or other legal proceedings pending or threatened against the Company or by the Company against any other person or entity.

6.14  ORDINARY COURSE OF BUSINESS

      (a) During the period from signature hereof and until the Closing the Sellers will ensure that the Company does not take any action or measure which is outside the Ordinary Course of Business, unless such action or measure is directly related to the transactions contemplated herein or has been approved in writing by the Purchaser.

      (b)   There has not since the Accounts Date been

            (i) any deviation by the Company from the Ordinary Course of Business;

            (ii) any adverse change in the financial conditions, assets, liabilities or prospects of the Company;

            (iii) any adverse change in the relationship with the customers, suppliers or employees of the Company or with any authorities supervising the Company;

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            (iv)  any destruction or loss of or damage to any property of the
                  Company whether or not covered by insurance,

            (v) any additional debt or any additional current liability, except in the Ordinary Course of Business, incurred by the Company;

            (vi) any agreement or transaction for the sale or acquisition of any assets by the Company except in the Ordinary Course of Business,

            (vii) any change in the accounting systems, policies, principles or practices of the Company or any deviation from the Accounting Principles,

            (viii) any distribution by the Company of dividends or other distribution of any assets to its shareholder,

            (ix) any other action, contract or transaction by the Company that could have a material adverse effect on the assets or financial conditions of the Company.

6.15  TAX WARRANTIES

      (a) The Company has filed with the appropriate tax authorities all tax returns and reports in respect of any and all Taxes required to be filed with such tax authorities and provision in full has been made for any tax liability in the Accounts and will, in due course, be made in the Closing Accounts.

      (b) The Company has paid to the appropriate tax authorities all Taxes required to be paid to them. The Company is not in default in respect of nor will be liable for any Taxes for any year or part thereof of the Company's taxable years until the Closing Date.

      (c) There are no tax audits currently pending or threatened against the Company.

6.16  PRODUCT WARRANTY AND LIABILITY

      No claims in respect of any product, manufactured or sold or any service delivered by the Company is unsettled or is subject to any dispute between the Company and any third party and no claims will be made by any third party with respect to any product manufactured or sold or service delivered before the Closing.

6.17  COMPETITION PRACTICES AND COMPETITION CLAUSES

      (a) The Company is not bound by any non-competition undertakings or other contractual restrictions, limitations or conditions on the type or scope of the Business.

      (b) There are no pending or threatened proceedings or investigations regarding unfair competition practices of the Company and all agreements, practices and alike are in accordance with all applicable competition laws and regulations and have been notified to the relevant competition authorities when so required.

6.18  LEGAL AND OTHER COSTS

      The Sellers shall bear their own fees and expenses in connection with the preparation for and completion of the transactions contemplated hereby, including but not limited to all fees and expenses of agents, brokers, advisers, representatives, counsels and accountants, and the Sellers shall not, directly or indirectly, charge the Company, or otherwise seek reimbursement from the Company, for said fees and expenses. The Company shall not be liable to pay any broker fees.

6.19  COMPUTER PROGRAMS

      The computer equipment and the computer software programs used by the Company are the unencumbered property of the Company and are fit and sufficient for the purpose for which they are being used and provide sufficient processing and storage capacity for the Business and the Company will following the Closing be able to continue the use of said computer equipment and software free from any restrictions and without incurring any additional costs.

6.20  NO UNDISCLOSED LIABILITIES

      There are and will be no liabilities of the Company, whether existing, future, contingent or otherwise, which relate to any fact, occurrence or event before the Closing and which will not be reflected in full in the Closing Accounts.

6.21  NATURE OF DISCLOSURE

      Neither the Warranties nor any certificates or documents furnished or to be furnished to the Purchaser by the Sellers or the Company, contain or will contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading. There is no fact known to the Sellers which may now or in the future materially and adversely affect the Business or the operations of the Company as contemplated in the material heretofore disclosed by the Sellers to the Purchaser.

7.    REPRESENTATIONS, WARRANTIES AND ASSURANCES OF THE PURCHASER

      The Purchaser hereby represents, warrants and assures

      (i)   that it is duly organized, validly existing and in good standing;
            and

      (ii) that all corporate action of the Purchaser required for the lawful and valid consummation of the transactions contemplated herein have been duly taken; and

      (iii) that the Purchaser has the authority to execute, deliver and perform this Agreement.


8.    INDEMNITY

8.1   INDEMNITY BY THE SELLERS

      If the Sellers are in breach of any of the Warranties contained in Section
      6. hereof or of any other provision contained herein, the Seller shall indemnify and hold the Purchaser harmless against all damage, loss, liability or expense (including, without limitation, reasonable expenses of investigation and attorneys' fees), all in accordance with the following provisions.

      (a) The amount for which the Purchaser is entitled to be indemnified hereunder shall be the full amount of the damage, loss, liability or expense suffered by the Company and/or the Purchaser as a result of the breach of the Warranties.

      (b) Any damage, loss, liability or expense for which the Purchaser is entitled to be indemnified hereunder shall be treated as a reduction of the Purchase Price and shall be settled primarily from the Purchase Price that remains in escrow and to the extent any such damage, loss, liability or expense cannot be satisfied out of such deposited part of the Purchase Price, the Sellers agree to reimburse the Purchaser in cash promptly on request.

      (c) To the extent that the Sellers are in breach of the Warranties contained in Section 6.7 hereof, the Sellers shall forthwith pay to or as directed by the Purchaser the amount of the respective receivable(s) together with interest thereon, against transfer of the relevant receivable(s) to the

            Sellers. The Parties shall procure that the Company, before the assignment of the relevant receivable(s), shall endeavour to collect such receivables itself in accordance with the customary business practice of the Company.

      (d) Notwithstanding the above, the Purchaser shall not be entitled to damages unless the aggregate amount of its claims amounts to at least USD 25,000. In case said amount is exceeded, the Purchaser shall be indemnified for all damages, losses, liabilities and expenses including any amounts below USD 25,000.

      (e)   Upon any payment by the Sellers pursuant to the provisions of this
            Section 8., it shall be subrogated to all rights to reimbursement or indemnification against third parties relating to the amount so paid. The Parties agree that they will take all such steps as may be necessary or appropriate to effect such subrogation.

      (f) Any payment to be made by the Sellers under this Section 8. will carry interest at ten per cent (10%) per annum from the Closing Date until the date of payment.

8.2   RIGHT TO SET-OFF

      The Purchaser and/or the Company shall have the right to set-off any claim they or any of them may have towards the Sellers under this Agreement or the Related Agreements against any claim the Sellers may have towards the Purchaser and/or the Company under the Related Agreements or any other agreements or arrangements.

9.    ADDITIONAL AGREEMENTS

9.1   RELATED AGREEMENTS

      The Seller and the Purchaser agree to cause the following agreements (the "Related Agreements") to be entered into before and as a condition for Closing by the respective parties thereto:

      (a) Employment Agreement between the Company and Mr. Pasi Karlsson as set forth in SCHEDULE 9.1(a);

      (b) Employment Agreement between the Company and Mr. Jarmo Rouvinen as set forth in SCHEDULE 9.1(b);

      (c)   Accredited Investor Questionnaire as set forth in SCHEDULE 9.1(c);

      (d)   General Release as set forth in SCHEDULE 9.1(d);


      (e)   Affiliate Agreement as set forth in SCHEDULE 9.1(e);


      (f)   Investor Representation Certificate as set forth in SCHEDULE 9.1(f);


      (g)   Registration Rights Agreement as set forth in SCHEDULE 9.1(g).


9.2   NON-COMPETITION AND SECRECY

      (a) The Sellers hereby undertake for a period of one (1) year from the Closing Date not, without the written consent of the Purchaser, to directly or indirectly engage in, assist or have any active interest in, own any assets or shares in or act as an agent or as an advisor or consultant to any person, corporation or business entity, which is or is about to become engaged in any business competing with the Business. In addition to the provisions contained in this non-competition clause,

      (b) The Sellers hereby undertake at any time whether before or after the Closing Date not without the written consent of the Purchaser to divulge or use, whether directly or indirectly, for its own benefit or for the benefit of any person, corporation or business entity other than the Purchaser or the Company, as the case may be, any information or knowledge concerning the operations of the Company, not in the public domain or generally known.

      (c)   In case of any breach of the non-competition obligation contained in
            Section 9.2 (a), which breach has not been remedied within sixty
            (60) days from the receipt of a written notice thereof, the Seller in breach agrees to pay to the Purchaser immediately at request by means of liquidated damages an amount of one million Finnish marks (FIM 1,000,000) or an amount corresponding to the aggregate sales of any products or services in violation of Section 9.2 (a), whichever is higher. Where the actual damages suffered by the Purchaser or the Company as a result of such breach are greater than the amount of liquidated damages, the Purchaser is entitled to receive compensation for the full amount of damages so suffered.

9.3   LIABILITIES TO RELATED PERSONS OR COMPANIES

      The Sellers shall cause any and all loans, guarantees or undertakings given by the Company to or in favour the Sellers and/or their family members or Nordic Lantools AB to be repaid or released, as the case may be, with effect from the Closing Date.

10.   MISCELLANEOUS

10.1  NOTICES

      All notices, demands or other communication, which all shall be in the English language, to or upon the respective Parties hereto shall be deemed to have been duly given or made when delivered by mail, telefax or cable to the Party in question as follows:

      If to the Purchaser:

address:                      Network Associates, Inc.
                              2805 Bowers Avenue
                              Santa Clara, California 95051

telefax:                      +1-408-653 3063

attention:                    Mr. Richard Hornstein

with copy to:                 Roschier-Holmberg & Waselius

address:                      Keskuskatu 7 A
                              00100 Helsinki

telefax:                      +358-9-664 303

attention:                    Ms. Eva Nordman

If to the Sellers:

                              Ms. Irina Karlsson

address:                      Prinssintie 8 as 1
                              01260 Vantaa

                              Mr. Jarmo Rouvinen

address:                      Rasintie 4B
                              00780 Helsinki

with copy to:                 Asianajotoimisto Jyri Sarpaniemi

address:                      Simonkatu 8
                              00100, Helsinki

telefax:                      +358-9-502 5059

attention:                    Mr. Jyri Sarpaniemi
      or at such other address as the respective Party hereto may hereafter specify in writing to the other Party.

10.2  SCHEDULES INCORPORATED

      Each Schedule to which reference is made herein and which is attached hereto shall be deemed to be incorporated in this Agreement by such reference.

10.3  HEADINGS

      The headings of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

10.4  ASSIGNMENT

      This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties hereto and shall not be assignable by either Party hereto except, in the case of the Purchaser, to any directly or indirectly owned subsidiary or to any other company belonging to the same group of companies provided, however, that the Purchaser shall remain liable for the payment of the Purchase Price as provided hereunder.

10.5  INTEGRATION

      This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements relating to the subject matter hereof.

10.6  NO WAIVER

      Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any succeeding breach of such provision or waiver by such Party of any breach of any other provision hereof.

10.7  STAMP DUTY

      The stamp duty levied on the purchase of the Shares shall be borne by the Purchaser.

10.8  GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of Finland.

10.9  ARBITRATION

      Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof shall be finally settled by arbitration in accordance with the Arbitration Rules of the Finnish Central Chamber of Commerce. The arbitration shall be held in Helsinki and the arbitration proceedings shall be conducted in the English language. The arbitral tribunal shall consist of one arbitrator.

10.10 AMENDMENTS

      Any amendments to this Agreement shall be in writing and shall have no effect before signed by the duly authorized representatives of both Parties.

10.11 PROVISIONS SEVERABLE

      If any part of this Agreement is held to be invalid or unenforceable such determination shall not invalidate any other provision of this Agreement; however, the Parties hereto shall attempt, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

10.12 PUBLICITY

      Save as required for the payment of stamp duty or otherwise by law, governmental decree, applicable stock exchange rules, any other applicable regulations or any official action, the contents of this Agreement, except for the transfer of the title to the Shares from the Seller to the Purchaser, shall remain secret indefinitely. All press releases and other public relations activities of the Parties with regard to the transfer of the Shares shall be mutually approved by the Purchaser and the Seller in advance.

10.13 SURVIVAL

      The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing indefinitely.

10.14 COUNTERPARTS OF THE AGREEMENT

      This Agreement has been executed in four (4) identical counterparts, one
      (1) for the Purchaser, two (2) for the Sellers and one (1) for the Company.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.


/s/  IRINA KARLSSON                    /s/  JARMO ROUVINEN
-----------------------------------    -------------------------------------
     Irina Karlsson                         Jarmo Rouvinen


     FSA Combination Corp.

            [SIG]
-------------------------------